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                                                                     EXHIBIT 8.1

                        [LETTERHEAD OF BAKER BOTTS LLP]

June 26, 2001



Electronic Data Systems Corporation
5400 Legacy Drive
Plano, Texas  75024

Re:  Offering of Equity Units
     (Registration Statement No. 333-62442)

Ladies and Gentlemen:

          We have acted as tax counsel to Electronic Data Systems Corporation, a Delaware corporation (the "Company"), in connection with its issuance of 28,000,000 units (the "Units"), each with a stated amount of $50, and each of which will initially consist of (i) a purchase contract (the "Purchase Contract") under which the holder agrees to purchase shares of common stock of the Company on August 17, 2004 and (ii) a five year senior note (the "Senior Note") issued by the Company for a principal amount of $50 and due August 17, 2006.

          In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the above-captioned Registration Statement on Form S-3, as declared effective by the U.S. Securities and Exchange Commission (the "Commission") on June 13, 2001 (the "Registration Statement");
(ii) the Prospectus of the Company, dated June 13, 2001, that was included in the Registration Statement (the "Prospectus"); (iii) the Indenture, dated August 12, 1996, between the Company and Chase Bank of Texas, National Association, as trustee ; (iv) the Second Supplemental Indenture, dated June 26, 2001, between the Company and The Chase Manhattan Bank, as trustee; and (v) the Purchase Contract Agreement, dated June 26, 2001, between the Company and The Chase Manhattan Bank, as purchase contract agent.

          We have also participated in the preparation of the Supplement to the Prospectus for the Units, dated June 20, 2001 and forming a part of the Registration Statement (the "Prospectus Supplement"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

          Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Units set forth in the Registration Statement, the Prospectus and the Prospectus Supplement and certain other documents; (ii) the conformity of the Units to the terms set forth in the Registration Statement, the Prospectus and the Prospectus Supplement; and (iii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Units, and the subsequent transactions involving the Units, will be consummated in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement. If any of the above described assumptions are untrue for any reason or if the issuance of the Units, or subsequent transactions involving the Units, are consummated in a
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                                                                   June 26, 2001

manner that is inconsistent with the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement, our opinion as expressed below may be adversely affected and may not be relied upon.

          Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that the Senior Notes will be treated as indebtedness of the Company for U.S. federal income tax purposes.

          We express no opinion concerning any tax consequences associated with the Units other than those specifically set forth herein.

          Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Units, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, we note that there is no authority directly on point dealing with securities such as the Units or transactions of the type described herein and that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

          This opinion is furnished to you solely for your benefit in connection with the offering of the Units and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We consent to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement. We hereby consent to the filing of this opinion with the Commission as Exhibit
8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                              Sincerely,



                              BAKER BOTTS L.L.P.